Exhibit 4.3

AMENDMENT NO. 2 TO
AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT NO. 2 (this “Amendment No. 2”), dated as of May 27, 2010, to the Rights Agreement dated as of June 1, 2000, as amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007 (as so amended, the “Rights Agreement”) between Orient-Express Hotels Ltd., a Bermuda company (the “Company”), and Computershare Trust Company, N.A., a national banking institution, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company and the Rights Agent;

WHEREAS, pursuant to resolutions adopted on May 27, 2010, the Board of Directors of the Company adopted and authorized an amendment of the Rights Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company and the Rights Agent have determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors of the Company in connection with the original adoption of the Rights Agreement;

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.	Section 2. Appointment of Rights Agent.

Section 2 of the Rights Agreement is hereby amended to delete from the first sentence thereof the following language: “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Voting Shares)”.

2.	Section 3. Issue of Right Certificates.

Section 3(c) of the Rights Agreement is hereby amended to delete in its entirety the first sentence of the legend and to insert in its place the following language:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Orient-Express Hotels Ltd. and Computershare Trust Company N.A., dated as of June 1, 2000, as amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007 and Amendment No. 2 thereto dated as of May 27, 2010 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Orient-Express Hotels Ltd.”

3.	Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

Section 7(a) of the Rights Agreement is hereby amended to delete in its entirety clause (i) thereof and to insert in its place the following clause:

“(i) the close of business on June 1, 2020 (the “Final Expiration Date”),”

4.	Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

Section 7(b) of the Rights Agreement is hereby amended to delete the amount “$142” in its entirety and to insert in its place the amount “$70”.

5.	Section 21. Change of Rights Agent.

(a)	The first sentence of Section 21 of the Rights Agreement is hereby amended to delete the following language: “and to the holders of the Right Certificates by first-class mail”.

(b)	The sixth sentence of Section 21 of the Rights Agreement is hereby amended to insert at the end thereof the following language: ”, including the capital and surplus of its affiliates”.

6.	Exhibit B. Form of Right Certificate.

Exhibit B of the Rights Agreement is hereby amended to replace (i) the date “June 1, 2010” in each place it appears with the date “June 1, 2020”, (ii) the clause “the Rights Agreement, dated as of June 1, 2000, and amended and restated as of April 12, 2007 (the “Rights Agreement”)” in the last paragraph of page B-1 with the clause “the Rights Agreement, dated as of June 1, 2000, as amended and restated as of April 12, 2007 and as further amended by Amendment No. 1 thereto dated as of December 10, 2007 and Amendment No. 2 thereto dated as of May 27, 2010 (as so amended, the “Rights Agreement”)”, (iii) the amount “$142” in the last paragraph on page B-1 with the amount “$70” and (iv) the date “June 1, 2000” in the penultimate sentence of the last paragraph on page B-1 thereof with “May 27, 2010”.

7.	Governing Law.

This Amendment No. 2 shall be deemed to be a contract made under the laws of the Islands of Bermuda and for all purposes shall be governed by and construed in accordance with such laws, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

8.	Effectiveness.

This Amendment No. 2 shall be effective from the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

9.	Counterparts.

This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:			ORIENT-EXPRESS HOTELS LTD.
By:	/s/ Edwin S. Hetherington		By:	/s/ Paul M. White
	Name:	Edwin S. Hetherington		Name:	Paul M. White
	Title:	Vice President, General Counsel and Secretary		Title:	President and Chief Executive Officer

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Suzanne S. O’Brien		By:	/s/ Dennis V. Moccia
	Name:	Suzanne S. O’Brien		Name:	Dennis V. Moccia
	Title:	Corporate Counsel		Title:	Manager, Contract Administration